Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Petroleum Partners LP
Mary Sullivan, Chief Financial Officer
(832) 234-3600, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com
Susser Petroleum Partners LP Reports Fourth Quarter and Full Year 2013 Results
Investor Call to be Held Today at 10 a.m. ET

HOUSTON, February 26, 2014 - Susser Petroleum Partners LP (NYSE: SUSP), a wholesale distributor of motor fuels, today reported financial and operating results for the fourth quarter and full year ended December 31, 2013.
Net income for the quarter was $9.5 million, or $0.43 per unit, compared to $8.6 million, or $0.39 per unit, in the fourth quarter of 2012. Adjusted EBITDA(1) totaled $14.1 million and distributable cash flow(1) was $12.6 million, versus $10.8 million and $9.7 million, respectively, in the prior-year period.
Revenue for the fourth quarter totaled $1.1 billion, a 10.3 percent increase compared to $1.0 billion in the comparable period of 2012, primarily attributable to a 14.7 percent increase in total fuel gallons sold. In the fourth quarter of 2013, 64.3 percent of revenues were generated from fuel sales to affiliates, 35.2 percent were from fuel sales to third-parties, and 0.5 percent came from rental and other income.
Gross profit for the quarter totaled $20.0 million, a 37.2 percent increase compared to gross profit of $14.6 million in the fourth quarter of 2012. The average fuel margin for all gallons sold increased to 3.8 cents per gallon in the fourth quarter of 2013, compared to 3.5 cents per gallon in the prior-year period.
Affiliate customers as of December 31, 2013 include 662 locations under long-term contract, including 575 Stripes® convenience stores and consignment arrangements at approximately 87 independently operated convenience stores. Gallons sold to affiliates during the fourth quarter increased 10.0 percent versus the prior-year period to 269.5 million gallons. Gross profit on fuel sold to affiliates totaled $8.1 million versus $7.3 million in the comparable three-month period in 2012, with the margin per gallon at 3.0 cents in each period. As of January 31, following the Sac-N-Pac acquisition, SUSP supplied 709 affiliated sites.
Third-party customers of SUSP include approximately 492 independent dealers under long-term fuel supply agreements, consignment arrangements at 12 independently operated convenience stores and approximately 1,900 commercial customers as of December 31, 2013. Total gallons sold to third parties increased year-over-year by 24.6 percent to 146.0 million gallons for the quarter, partly reflecting the Gainesville Fuel business that was contributed to SUSP in September 2013. Gross profit on fuel sold to these third-party customers was $7.6 million, or 5.2 cents per gallon, compared to $5.3 million, or 4.5 cents per gallon, in the prior-year period.

“We are pleased to report solid results for Susser Petroleum Partners for the fourth quarter and full year 2013, our first full year as a publicly traded partnership,” said Rocky B. Dewbre, President and Chief Executive Officer. “As a result of this strong performance, we were recently able to announce our third consecutive increase to our quarterly distribution.
“We continued to see robust growth, with a more than 8 percent increase in gallons sold and a 38 percent year-over-year increase in gross profit for the full year. We now own 38 Stripes stores that are leased back to SUSS, and expect to continue this drop-down strategy throughout 2014. In addition, we will continue to pursue accretive acquisition opportunities such as our recently completed purchase of 3W Warren Fuels, the wholesale distributor for 67 fueling locations, including the 47 Sac-N-Pac™ stores now owned by SUSS. Additionally, we may have the opportunity to purchase some of these stores and lease them to SUSS or independent dealers as SUSS completes its evaluation of the properties over the next six to eighteen months.”

FY 2013 Compared to Pro Forma FY 2012
The analysis below compares actual full year 2013 results to pro forma full year 2012 results. The pro forma results reflect revenues and gross margins as if SUSP had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2012. The 2012 pro forma results do not reflect the impact of any acquisitions or other transactions. Please refer to the section below titled, “Factors Affecting Comparability and Explanation of Pro Forma Results” for additional information.
Revenue for 2013 totaled $4.5 billion, a 3.8 percent increase compared to pro forma revenue of $4.3 billion in 2012. Gross profit totaled $71.0 million, a 25.0 percent increase compared to pro forma gross profit of $56.8 million in the prior year. Total sales of motor fuel to affiliates increased year-over-year by 8.1 percent to 1.1 billion gallons, and sales to third parties increased by 8.9 percent to 517.8 million gallons. The average fuel margin for all gallons sold increased to 3.7 cents per gallon in 2013 from 3.5 cents per gallon in 2012.

FY 2013 Compared to Reported FY 2012
Full year 2013 revenues increased 4.0 percent to $4.5 billion, primarily driven by an 8.4 percent increase in total fuel gallons sold, which was partially offset by a 4.0 percent reduction in the average selling price per gallon. Total gross profit increased by 37.8 percent to $71.0 million, attributed to the increased gallons sold and a full year of profit mark-up on gallons sold to SUSS.
Total operating expenses for full year 2013 totaled $30.0 million, a $1.9 million increase over 2012 Predecessor total operating expense. This increase was primarily attributed to a $4.8 million increase in general and administrative expense, consisting primarily of $3.3 million attributable to increased salaries and related expenses, including stock compensation expense, and $1.0 of professional fees. Partially offsetting this G&A increase were reductions in other operating and rent expenses of $2.0 million and $2.5 million, respectively, related to operations at the Predecessor not contributed to the Partnership.

Adjusted EBITDA grew by 63.7 percent from $31.7 million to $51.9 million for full year 2013. Distributable cash flow for full year 2013 was $47.7 million, which provided 1.18 times coverage on the total distributions declared for 2013 of $40.4 million, or $1.84 per unit.

Capital Spending and Financing
SUSP completed the acquisition of three Stripes convenience stores during the fourth quarter of 2013 at a total cost of $11.9 million. So far in the first quarter of 2014, SUSP has acquired five additional Stripes convenience stores for a total of $19.5 million. These properties are being leased back to SUSS. Including the Stripes store purchases, SUSP gross capital expenditures for the fourth quarter were $14.5 million, of which $14.2 million was for growth capital and $0.3 million for maintenance capital.
At year-end, SUSP had borrowings against its revolving line of credit of $156.2 million and other long-term debt of $29.9 million, of which $26.0 million is collateralized by marketable securities. In December 2013, SUSP increased its revolving credit facility from $250 million to $400 million while retaining the ability to increase it by another $100 million.    Availability on our revolving credit facility, after borrowings and letter of credit commitments, was $233.8 million.

2014 Guidance
SUSP is providing the following initial 2014 full year guidance based on current assumptions and expectations. Please refer to disclosures below regarding forward-looking statements.

	2014	2013
	Guidance	Actual Results
Motor Fuel Gallons (billions)(a)	1.70 - 1.85 billion	1.57 billion
Fuel Gross Profit Margin (cents/gallon) (a)	3.5 - 4.0	3.7
Total new Stripes stores (c)	27-33	29
New Stripes stores purchased by SUSP (c)	25-33	25
Total new wholesale dealer sites (c)	28-45	32
Maintenance Capex	$2.0 - $4.0 million	$0.8
Expansion Capex, including Stripes store purchases (b)	$125 - $145 million	$115.5

(a) Combined affiliated and 3rd party gallons and fuel margin.
(b) Gross expansion capex includes Stripes store purchases. The Company does not provide guidance on potential acquisitions.
(c) Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites. For 2013, 8 retail stores were closed and 20 contracted wholesale sites were discontinued. 2014 new store estimates do not include the 47 retail stores and 20 dealer locations acquired from Sac-N-Pac in January 2014, nor any estimates for drop downs of Sac-N-Pac stores from SUSS.

_______________________

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income for the periods presented.

Quarterly Distribution
SUSP announced on January 29 that the Board of Directors of its general partner approved a quarterly distribution for the fourth quarter of 2013 of $0.4851 per unit. This amount corresponds to $1.94 per unit on an annualized basis and represents a 3.5 percent increase compared to the distribution for the previous quarter. This distribution is 10.9 percent above our minimum quarterly distribution. The total distribution amount of approximately $10.7 million is being paid from distributable cash flow of $12.6 million for the quarter and reflects a distribution coverage ratio of 1.19 times.
The distribution will be paid on February 28, 2014 to unitholders of record on February 18, 2014. Immediately prior to the distribution, there are expected to be 21,955,096 units outstanding, including all of the Partnership's common and subordinated units.

Factors Affecting Comparability and Explanation of Pro Forma Results
SUSP completed its initial public offering of common units representing limited partner interests on September 25, 2012. Reported results of operations for the twelve-month period ended December 31, 2012 reflect the results of Susser Petroleum Company LLC, the Partnership's "Predecessor." Prior to September 25, 2012, the Predecessor did not charge intercompany gross profit on motor fuel sales to Susser Holdings' Stripes convenience stores. Additionally, not all of the wholesale operations of the Predecessor were contributed to SUSP, such as consignment location fuel sales and the fuel transportation assets and operations. As a result, actual operating results are not comparable on a period-to-period basis.
Selected supplemental pro forma information is being provided, which reflects certain SUSP results as if the current structure and contracts had been in place on January 1, 2012. The pro forma results show actual gallons sold but reflect revenues and gross margins as if the Partnership had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2012. Additional details regarding our pro forma adjustments are included in the attached tables. Management believes the pro forma presentation provides investors with a more relevant comparison to historical and future periods as opposed to actual results.

Fourth Quarter Earnings Conference Call
The management teams of SUSP and SUSS will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss fourth quarter results for both companies. To participate in the call, dial 480-629-9818 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Petroleum Partners' website at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through March 5 by calling 303-590-3030 and using the pass code 4665734#.

About Susser Petroleum Partners LP
Houston-based Susser Petroleum Partners LP is a publicly traded partnership formed by Susser Holdings Corporation to engage in the primarily fee-based wholesale distribution of motor fuels to Susser Holdings and third parties. Susser Petroleum Partners distributes approximately 1.6 billion gallons of motor fuel annually from major oil companies and independent refiners to Susser Holdings' Stripes® convenience stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements." These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: Susser Holdings' business strategy, operations and conflicts of interest with us; our ability to renew or renegotiate our long-term distribution contracts with our customers;changes in the price of and demand for the motor fuel that we distribute; our dependence on two principal suppliers; competition in the wholesale motor fuel distribution industry; seasonal trends; increased costs; our ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; our reliance on SHC for transportation services; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Partnership's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Petroleum Partners LP
Consolidated Statements of Operations and Comprehensive Income

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2013	December 31, 2012	December 31, 2013
	(dollars in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$331,739	$392,937	$1,738,096	$1,502,786
Motor fuel sales to affiliates	676,286	716,322	2,570,757	2,974,122
Rental income	967	3,335	5,045	10,060
Other income	1,643	1,874	7,514	5,611
Total revenues	1,010,635	1,114,468	4,321,412	4,492,579
Cost of sales:
Motor fuel cost of sales to third parties	326,457	385,296	1,704,804	1,476,479
Motor fuel cost of sales to affiliates	668,976	708,189	2,562,976	2,942,525
Other	591	934	2,130	2,611
Total cost of sales	996,024	1,094,419	4,269,910	4,421,615
Gross profit	14,611	20,049	51,502	70,964
Operating expenses:
General and administrative	3,177	4,937	12,013	16,814
Other operating	503	1,382	5,178	3,187
Rent	269	249	3,527	1,014
Loss on disposal of assets	112	118	341	324
Depreciation, amortization and accretion	1,238	2,597	7,031	8,687
Total operating expenses	5,299	9,283	28,090	30,026
Income from operations	9,312	10,766	23,412	40,938
Interest expense, net	(516)	(1,101)	(809)	(3,471)
Income before income taxes	8,796	9,665	22,603	37,467
Income tax expense	(220)	(142)	(5,033)	(440)
Net income and comprehensive income	$8,576	$9,523	$17,570	$37,027

Less: Predecessor income prior to initial public offering on September 25, 2012	—	—	8,420	—
Limited partners' interest in net income subsequent to initial public offering	$8,576	$9,523	$9,150	$37,027

Net income per limited partner unit:
Common - basic and diluted	$0.39	$0.43	$0.42	$1.69
Subordinated - basic and diluted	$0.39	$0.43	$0.42	$1.69

Weighted average limited partner units outstanding:
Common units - public	10,925,000	10,935,179	10,925,000	10,928,198
Common units - affiliated	14,436	79,308	14,436	36,060
Subordinated units - affiliated	10,939,436	10,939,436	10,939,436	10,939,436

Cash distribution per unit	$0.44	$0.49	$0.47	$1.84

Susser Petroleum Partners LP
Consolidated Balance Sheets

	December 31, 2012	December 31, 2013

	(in thousands, except units)
Assets
Current assets:
Cash and cash equivalents	$6,752	$8,150
Accounts receivable, net of allowance for doubtful accounts of $103 at December 31, 2012, and $323 at December 31, 2013	33,008	69,005
Receivables from affiliates	59,543	49,879
Inventories, net	2,981	11,122
Other current assets	821	66
Total current assets	103,105	138,222
Property and equipment, net	68,173	180,127
Other assets:
Marketable securities	148,264	25,952
Goodwill	12,936	22,823
Intangible assets, net	23,131	22,772
Other noncurrent assets	191	188
Total assets	$355,800	$390,084
Liabilities and equity
Current liabilities:
Accounts payable	$88,884	$110,432
Accrued expenses and other current liabilities	1,101	11,427
Current maturities of long-term debt	24	525
Total current liabilities	90,009	122,384
Revolving line of credit	35,590	156,210
Long-term debt	149,241	29,416
Deferred tax liability, long-term portion	152	222
Other noncurrent liabilities	2,476	2,159
Total liabilities	277,468	310,391
Commitments and contingencies:
Partner's equity:
Limited partners:
Common unitholders - public (10,925,000 units issued and outstanding as of December 31, 2012 and 10,936,352 units issued and outstanding as of December 31, 2013)	210,462	210,269
Common unitholders - affiliated (14,436 units issued and outstanding as of December 31, 2012 and 79,308 units issued and outstanding as of December 31, 2013)	(175)	1,562
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding)	(131,955)	(132,138)
Total equity	78,332	79,693
Total liabilities and equity	$355,800	$390,084

Supplemental Information
The following presentation reflects the revenues and gross profit for SUSP had it completed its initial public offering and related transactions on January 1, 2012. Specifically, the following schedule gives effect to:

•
the contribution by Susser Petroleum Company LLC (our "Predecessor") to us of substantially all of the assets and operations comprising its wholesale motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable);

•	the contribution by SUSS and our Predecessor to us of certain convenience store properties;

•
our entry into a fuel distribution contract with SUSS, which provides (i) a three cent fixed profit margin on the motor fuel distributed to SUSS for its Stripes® convenience stores, instead of no margin historically reflected in our Predecessor financial statements and (ii) a three cent fixed profit margin on all volumes sold to SUSS for its independently operated consignment locations, instead of the variable and higher margin received by our Predecessor under consignment contracts; and

•	the elimination of revenues and costs associated with the transportation business that were included in our Predecessor's results of operations.
As used in the following table, “affiliates” refers to sales to SUSS for its Stripes® convenience stores and independently operated consignment locations; “third-party” refers to sales to independently operated dealer supply locations and other commercial customers.

	Year Ended December 31,
	2012		2013
	Pro Forma		Actual

Revenues:
Motor fuel sales to third parties (3)	$1,467,833		$1,502,786
Motor fuel sales to affiliates	2,853,052		2,974,122
Rental income	3,484		10,060
Other income	5,255		5,611
Total revenue (3)	4,329,624		4,492,579
Gross profit:
Motor fuel sales to third parties	20,957		26,307
Motor fuel to affiliates	29,206		31,597
Rental income	3,484		10,060
Other	3,125		3,000
Total gross profit	$56,772		$70,964
Operating Data:
Motor fuel gallons sold:
Third‑party dealers and other commercial customers	475,507		517,775
Affiliated gallons	974,439		1,053,259
Total gallons sold	1,449,946		1,571,034
Motor fuel gross profit cents per gallon:
Third‑party	4.4	¢	5.1	¢
Affiliated	3.0	¢	3.0	¢
Volume‑weighted average for all gallons	3.5	¢	3.7	¢

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance. Historical results include our Predecessor's results of operations. The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

	Three Months Ended				Twelve Months Ended
	December 31, 2012		December 31, 2013		December 31, 2012 (1)		December 31, 2013
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenues:
Motor fuel sales to third parties (2) (3)	$331,739		$392,937		$1,738,096		$1,502,786
Motor fuel sales to affiliates (2)	676,286		716,322		2,570,757		2,974,122
Rental income	967		3,335		5,045		10,060
Other income	1,643		1,874		7,514		5,611
Total revenue (3)	$1,010,635		$1,114,468		$4,321,412		$4,492,579
Gross profit:
Motor fuel gross profit to third parties (2)	$5,282		$7,641		$33,292		$26,307
Motor fuel gross profit to affiliates (2)	7,310		8,133		7,781		31,597
Rental income	967		3,335		5,045		10,060
Other	1,052		940		5,384		3,000
Total gross profit	$14,611		$20,049		$51,502		$70,964
Net income	$8,576		$9,523		$17,570		$37,027
Adjusted EBITDA (4)	$10,757		$14,066		$31,695		$51,885
Distributable cash flow (4)	$9,709		$12,647		$10,457		$47,679
Operating Data:
Total motor fuel gallons sold:
Third-party gallons	117,196		146,043		560,191		517,775
Affiliated gallons	244,992		269,544		889,755		1,053,259
Average wholesale selling price per gallon	$2.78		$2.67		$2.97		$2.85
Motor fuel gross profit cents per gallon (2):
Third-party	4.5	¢	5.2	¢	5.9	¢	5.1	¢
Affiliated	3.0	¢	3.0	¢	0.9	¢	3.0	¢
Volume-weighted average for all gallons	3.5	¢	3.8	¢	2.8	¢	3.7	¢

(1)	Results represent Predecessor activity prior to September 25, 2012 and Partnership activity beginning September 25, 2012. See the disaggregated results in the table below.

(2)
For the periods presented prior to September 25, 2012, affiliated sales only include sales to Stripes® convenience stores, for which our Predecessor historically received no margin, and third-party motor fuel sales and gross profit cents per gallon includes the motor fuel sold directly to independently operated consignment locations, as well as sales to third-party dealers and other commercial customers. Following our IPO on September 25, 2012, we sell fuel to SUSS for both Stripes® convenience stores and SUSS' independently operated consignment locations at a fixed profit margin of approximately three cents per gallon. As a result, volumes sold to consignment locations are included in the calculation of third-party motor fuel revenue and gross profit in the historical operating data prior to September 25, 2012, and in the calculation of affiliated motor fuel gross profit cents per gallon in the historical data beginning September 25, 2012.

(3)
In 2013, we revised our presentation of fuel taxes on motor fuel sales at our consignment locations to present such fuel taxes gross in motor fuel sales. Prior years' motor fuel sales have been adjusted to reflect this revision.

(4)
We define EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash state franchise tax expense, maintenance capital expenditures, and other non-cash adjustments. Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP. Distributable cash flow for the year ended December 31, 2012 does not include results related to our Predecessor prior to September 25, 2012.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	they are used as performance measures under our revolving credit facility;

•	securities analysts and other interested parties use such calculations as a measure of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures.
EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
The following table presents a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2013	December 31, 2012 (1)	December 31, 2013

	(in thousands)
Net income	$8,576	$9,523	$17,570	$37,027
Depreciation, amortization and accretion	1,238	2,597	7,031	8,687
Interest expense, net	516	1,101	809	3,471
Income tax expense	220	142	5,033	440
EBITDA	10,550	13,363	30,443	49,625
Non-cash stock-based compensation	95	586	911	1,936
Loss on disposal of assets and impairment charge	112	118	341	324
Adjusted EBITDA	$10,757	$14,067	$31,695	$51,885
Cash interest expense	421	1,006		3,090
State franchise tax expense (cash)	67	136		302
Maintenance capital expenditures	456	277		814
Distributable cash flow	$9,813	$12,648		$47,679
(1) Distributable cash flow is only calculated subsequent to September 25, 2012. See following table for disaggregation of the twelve months ended December 31, 2012.

The following tables are a summary of our results of operations for the twelve months ended December 31, 2012, disaggregated for the periods proceeding and following our IPO, and a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Twelve Months Ended December 31, 2012
	Susser Petroleum Company LLC Predecessor	Susser Petroleum Partners LP	Total
	Through September 24, 2012	From September 25, 2012
	(in thousands)
Revenues:
Motor fuel sales to third parties	$1,381,829	$356,267	$1,738,096
Motor fuel sales to affiliates	1,848,655	722,102	2,570,757
Rental income	4,023	1,022	5,045
Other income	5,764	1,750	7,514
Total revenue	3,240,271	1,081,141	4,321,412
Gross profit:
Motor fuel gross profit to third parties	27,678	5,614	33,292
Motor fuel gross profit to affiliates	6	7,775	7,781
Rental income	4,023	1,022	5,045
Other	4,287	1,097	5,384
Total gross profit	35,994	15,508	51,502
Net income	$8,420	$9,150	$17,570
Adjusted EBITDA	$20,272	$11,423	$31,695
Distributable cash flow		$10,457

	Twelve Months Ended December 31, 2012
	Susser Petroleum Company LLC Predecessor	Susser Petroleum Partners LP	Total
	Through September 24, 2012	From September 25, 2012
	(in thousands)
Net income	$8,420	$9,150	$17,570
Depreciation, amortization and accretion	5,735	1,296	7,031
Interest expense, net	269	540	809
Income tax expense	4,809	224	5,033
EBITDA	19,233	11,210	30,443
Non-cash stock-based compensation	810	101	911
Loss on disposal of assets and impairment charge	229	112	341
Adjusted EBITDA	$20,272	11,423	$31,695
Cash interest expense		439
State franchise tax expense (cash)		71
Maintenance capital expenditures		456
Distributable cash flow		$10,457